                                                                  EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President - Finance and Chief Financial Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 16, 2004


               CLARCOR REPORTS RECORD SECOND QUARTER 2004 RESULTS
                     Q2 OPERATING PROFIT UP 16%; EPS UP 14%

UNAUDITED FISCAL SECOND QUARTER AND SIX MONTHS 2004 HIGHLIGHTS
(Amounts in thousands, except per share data and percentages)

-------------------------------------------------------------------------------------------------------
                                  QUARTER ENDED        % CHANGE      SIX MONTHS ENDED       % CHANGE
                                 5/29/04 5/31/03                      5/29/04 5/31/03
-------------------------------------------------------------------------------------------------------
Net Sales                      $198,712     $185,775         7.0     $373,984    $357,269          4.7
Operating Profit                $23,793      $20,538        15.8      $41,606     $36,025         15.5
Net Earnings                    $14,914      $13,047        14.3      $26,575     $22,643         17.4
Diluted Earnings Per Share        $0.58        $0.51        13.7        $1.03       $0.89         15.7
-------------------------------------------------------------------------------------------------------


SECOND QUARTER AND SIX MONTHS 2004 OPERATING REVIEW
     ROCKFORD, IL, JUNE 16, 2004 -- CLARCOR INC. (NYSE: CLC) reported today that second quarter 2004 net earnings and diluted earnings per share increased by 14% compared to the same quarter in 2003. Sales increased by 7% compared to the prior year's second quarter, and operating profit increased by 16%.

For the six-month 2004 period, sales increased by 5%, and net earnings and diluted earnings per share increased by 17% and 16%, respectively, compared to 2003.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We are pleased to again report double-digit earnings growth in the second quarter of 2004 together with a 7% increase in sales and operating margins that rose from 11.1% last year to 12% this year. We saw improvement in sales and operating margins at each of our operating segments this quarter compared to the same quarter in 2003, both domestically and internationally. For this year's second quarter and also for the six-month period, foreign currency fluctuations did not have a material impact on either sales or operating profit.

"Engine/Mobile Filtration sales rose by nearly 14% from last year's second quarter. Like many companies, we are beginning to benefit from increased domestic economic activity, and this was particularly evident in our Engine/Mobile segment. Operating profit grew by 18% compared to last year's second quarter, and operating margin was 20.3%. Product demand was strong and consistent throughout the quarter in our heavy-duty engine filter and railroad filter product lines.

"Industrial/Environmental Filtration sales increased by nearly 3% from the second quarter of last year and operating profit grew by 8%. We saw increased sales across most product lines. We are also beginning to see increasing demand for filters and filtration systems that we sell into capital goods markets. HVAC filter sales, for both residential and commercial markets, are also improving from sluggish sales earlier this year and in 2003. Demand remains strong for aerospace filtration products. Operating margins improved to 6.0% compared to 5.7% last year primarily due to increased sales, which allows us to leverage the many cost reductions we have made over the last several years.

"Packaging segment sales improved by 4% this quarter compared to last year, and operating profit increased by 29%. Operating margins improved to 6.4% this quarter from 5.1% in the second quarter last year. Sales of metal products, primarily flat sheet decorating, increased during the quarter while plastic product sales remain slow. Based on current order rates, we expect sales and operating profit in the third and fourth quarters of this year to exceed last year's levels, and believe that margins will continue to improve as the Packaging segment enters its traditionally stronger sales period in the second half of this year.

"Other income (expense) declined primarily due to foreign currency gains in the second quarter of 2003 which did not recur in this year's second quarter. The company's tax rate should be approximately 36.5% for the remainder of 2004. Capital expenditures grew to $9 million for the 2004 six-month period compared to $6 million in the six-month period of 2003. We expect capital expenditures to reach $24 million to $26 million for 2004 from $13 million in 2003, primarily to increase production capacity and to develop new product lines in response to customer demand.

"Cash flow continues to be strong," Johnson continued. "We have repaid substantially all of our outstanding bank debt, and our debt to total capital (debt plus shareholders' equity) ratio is now 4% compared to 17% at the end of the second quarter of 2003. We expect to continue to accumulate cash during the rest of this year if we do not make any acquisitions. We are always evaluating acquisition opportunities, and hope to complete several either this year or early next year. With our consistent cash flow and significant borrowing capacity we are able to fund ongoing operations and our current development and expansion plans, to continue to pay dividends and to aggressively seek acquisitions we believe will increase the value of our company.

"I am particularly pleased with the quarter's results in light of the additional costs we incurred related to our corporate relocation later this summer to Nashville, Tennessee, as well as Sarbanes-Oxley Rule 404 compliance costs," noted Johnson. For the quarter, relocation costs were approximately $400,000 or $0.01 per share and Sarbanes-Oxley costs amounted to $700,000 or $0.02 per share. Management estimates that the relocation will not exceed $0.07 per share this year and that Sarbanes-Oxley implementation will cost approximately $0.04 per share in 2004. The majority of the relocation costs will occur during 2004 with minor amounts continuing into 2005. Management is not able to estimate, at this time, the amount of Sarbanes-Oxley 404 costs continuing beyond 2004.

"Based on our first half results and current backlog, we are changing our earnings guidance for 2004 to $2.30 to $2.40 per share from the $2.25 to $2.40 range we estimated last quarter," Norm Johnson stated. "Our estimate range includes the costs to comply with Sarbanes-Oxley Rule 404, which are significantly higher than we originally believed they would be. The estimate does not include our relocation costs. Even with these costs we are confident that CLARCOR will have a record 2004 and post its 12th consecutive year of increased earnings."

CLARCOR will be holding a conference call to discuss the second quarter results at 10:00 am CDT on June 17, 2004. Interested parties can listen to the conference call at www.clarcor.com or www.fulldisclosure.com. A replay will be available on these websites, and also by providing confirmation code 4831300 at 877-519-4471 or 973-341-3080. The replay will be available through June 24, 2004 by telephone and for 30 days on the Internet.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of the relocation of the Company's corporate offices, the cost of compliance with recently enacted regulatory requirements such as Sarbanes-Oxley Rule 404 and other factors discussed in filings made with the Securities and Exchange Commission.




                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2004 SECOND QUARTER RESULTS cont'd.

CONSOLIDATED  STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

                                                               Second Quarter                              Six Months
                                                   --------------------------------------     ------------------------------------
For periods ended May 29, 2004 and May 31, 2003           2004                  2003                 2004               2003
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                          $        198,712     $        185,775      $       373,984    $        357,269
Cost of sales                                               137,613              129,176              261,401             252,321
                                                   -----------------    -----------------     ----------------   -----------------
     Gross profit                                            61,099               56,599              112,583             104,948
Selling and administrative expenses                          37,306               36,061               70,977              68,923
                                                   -----------------    -----------------     ----------------   -----------------
     Operating profit                                        23,793               20,538               41,606              36,025
Other income (expense)                                         (312)                   8                  239                (367)
                                                   -----------------    -----------------     ----------------   -----------------
     Earnings before income taxes                            23,481               20,546               41,845              35,658
Income taxes                                                  8,567                7,499               15,270              13,015
                                                   -----------------    -----------------     ----------------   -----------------

Net earnings                                       $         14,914     $         13,047      $        26,575    $         22,643
                                                   =================    =================     ================   =================

Net earnings per common share:
   Basic                                           $           0.59     $           0.52      $          1.05    $           0.91
                                                   =================    =================     ================   =================
   Diluted                                         $           0.58     $           0.51      $          1.03    $           0.89
                                                   =================    =================     ================   =================

Average shares outstanding:
   Basic                                                 25,435,860           25,015,289           25,402,373          24,973,997
   Diluted                                               25,872,920           25,435,452           25,841,322          25,326,543


CONSOLIDATED  BALANCE  SHEETS
(Dollars in thousands)

                                                                                 May 29,             November 29,
                                                                                  2004                   2003
----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash investments                                            $            23,516    $             8,348
      Accounts receivable, net                                                         127,815                127,546
      Inventories                                                                      108,502                 99,673
      Other                                                                             20,447                 21,835
                                                                           --------------------   --------------------
             Total current assets                                                      280,280                257,402
Plant assets, net                                                                      129,139                129,572
Acquired intangibles, net                                                              124,752                122,351
Pension assets                                                                          20,732                 20,153
Other assets                                                                             7,827                  8,759
                                                                           --------------------   --------------------
                                                                           $           562,730    $            538,237
                                                                           ====================   ====================

LIABILITIES
Current liabilities:
      Current portion of long-term debt                                    $               518    $               674
      Accounts payable and accrued
        liabilities                                                                    103,393                102,322
      Income taxes                                                                       7,586                  8,377
                                                                           --------------------   --------------------
             Total current liabilities                                                 111,497                111,373
Long-term debt                                                                          16,789                 16,913
Long-term pension liabilities                                                            9,313                  7,813
Other liabilities                                                                       31,448                 31,746
                                                                           --------------------   --------------------
                                                                                       169,047                167,845
SHAREHOLDERS' EQUITY                                                                   393,683                370,392
                                                                           --------------------   --------------------
                                                                           $           562,730    $           538,237
                                                                           ====================   ====================

SUMMARY  CASH  FLOWS
(Dollars in thousands)

                                                                                        Six Months
                                                                        ------------------------------------------
                                                                               2004                  2003
 -----------------------------------------------------------------------------------------------------------------
 FROM OPERATING ACTIVITIES
 Net earnings                                                           $           26,575    $            22,643
 Depreciation                                                                        9,291                  9,860
 Amortization                                                                          380                    453
 Changes in assets and liabilities                                                  (2,064)                (2,534)
 Other, net                                                                           (571)                    45
                                                                        -------------------   --------------------
      Total provided (used) by
           operating activities                                                     33,611                 30,467
                                                                        -------------------   --------------------

 FROM INVESTING ACTIVITIES
 Plant asset additions                                                              (9,197)                (6,041)
 Business acquisition                                                               (4,871)                     -
 Other, net                                                                          1,415                     26
                                                                        -------------------   --------------------
     Total provided (used) by
           investing activities                                                    (12,653)                (6,015)
                                                                        -------------------   --------------------

 FROM FINANCING ACTIVITIES
 Proceeds from line of credit                                                        1,500                 94,111
 Payments on line of credit                                                         (1,500)              (116,083)
 Payments on long-term debt                                                           (280)                  (465)
 Cash dividends paid                                                                (6,361)                (6,120)
 Other, net                                                                            871                    440
                                                                        -------------------   --------------------
     Total provided (used) by
           financing activities                                                     (5,770)               (28,117)
                                                                        -------------------   --------------------

 Effect of exchange rate
      changes on cash                                                                  (20)                   244
                                                                        -------------------   --------------------

 CHANGE IN CASH AND
     CASH INVESTMENTS                                                   $           15,168    $            (3,421)
                                                                        ===================   ====================

CLARCOR 2004 SECOND QUARTER RESULTS cont'd.


QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                                                   2004
                                                     ------------------------------------------------------------------
                                                          QUARTER                  QUARTER
                                                           ENDED                    ENDED                    SIX
                                                        FEBRUARY 28                 MAY 29                 MONTHS
                                                     -------------------    -------------------    --------------------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration                          $           70,800     $           82,992     $           153,792
   Industrial/Environmental Filtration                           88,962                 98,249                 187,211
   Packaging                                                     15,510                 17,471                  32,981
                                                     -------------------    -------------------    --------------------
                                                     $          175,272     $          198,712     $           373,984
                                                     ===================    ===================    ====================

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration                          $           14,425     $           16,812     $            31,237
   Industrial/Environmental Filtration                            3,252                  5,864                   9,116
   Packaging                                                        136                  1,117                   1,253
                                                     -------------------    -------------------    --------------------
                                                     $           17,813     $           23,793     $            41,606
                                                     ===================    ===================    ====================

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration                                       20.4%                  20.3%                   20.3%
   Industrial/Environmental Filtration                             3.7%                   6.0%                    4.9%
   Packaging                                                       0.9%                   6.4%                    3.8%
                                                     -------------------    -------------------    --------------------
                                                                  10.2%                  12.0%                   11.1%
                                                     ===================    ===================    ====================

                                                                                   2003
                                                     ------------------------------------------------------------------
                                                          QUARTER                QUARTER
                                                           ENDED                  ENDED                    SIX
                                                          MARCH 1                 MAY 31                 MONTHS
                                                     -------------------    -------------------    --------------------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration                          $           66,776     $           73,066     $           139,842
   Industrial/Environmental Filtration                           90,369                 95,852                 186,221
   Packaging                                                     14,349                 16,857                  31,206
                                                     -------------------    -------------------    --------------------
                                                     $          171,494     $          185,775     $           357,269
                                                     ===================    ===================    ====================

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration                          $           12,686     $           14,253     $            26,939
   Industrial/Environmental Filtration                            2,373                  5,417                   7,790
   Packaging                                                        428                    868                   1,296
                                                     -------------------    -------------------    --------------------
                                                     $           15,487     $           20,538     $            36,025
                                                     ===================    ===================    ====================

OPERATING MARGIN BY SEGMENT:
   Engine/Mobile Filtration                                       19.0%                  19.5%                   19.3%
   Industrial/Environmental Filtration                             2.6%                   5.7%                    4.2%
   Packaging                                                       3.0%                   5.1%                    4.2%
                                                     -------------------    -------------------    --------------------
                                                                   9.0%                  11.1%                   10.1%
                                                     ===================    ===================    ====================

                                       5
                                      ###